                                                          EXHIBIT 11
                                                          Page 1 of 2


                       NEWMONT MINING CORPORATION AND SUBSIDIARIES
                            COMPUTATION OF PER SHARE EARNINGS
                             (In thousands, except per share)


PRIMARY EARNINGS PER SHARE CALCULATIONS

                                Three Months Ended       Six Months Ended
                                     June 30,                 June 30,
                                -------------------   ---------------------
                                  1995       1994        1995        1994
                                ---------  --------   ---------  ---------
INCOME DATA:

  Net income                    $  67,760  $ 17,324   $  83,353  $ 38,913
  Preferred stock dividends        (3,953)   (3,953)     (7,906)   (7,906)
                                ---------  --------   ---------  --------
  Net income applicable to
    common shares               $  63,807  $ 13,371   $  75,447  $ 31,007
                                =========  ========   =========  ========

COMMON AND COMMON EQUIVALENT SHARES:

  Weighted average common
    shares                         86,127    85,932      86,107    85,889
  Equivalent common shares
    from stock options                220       195         136       236
                                ---------  --------    --------  --------
  Common and common equivalent
    shares                         86,347    86,127      86,243    86,125
                                =========  ========    ========  ========

EARNINGS PER COMMON SHARE:

  Net income per common and
    common equivalent shares    $    0.74  $   0.16    $   0.88  $   0.36
                                =========  ========    ========  ========

                                                          EXHIBIT 11
                                                          Page 2 of 2


                       NEWMONT MINING CORPORATION AND SUBSIDIARIES
                            COMPUTATION OF PER SHARE EARNINGS
                             (In thousands, except per share)


FULLY DILUTED EARNINGS PER SHARE CALCULATIONS

                                 Three Months Ended     Six Months Ended
                                       June 30,             June 30,
                                --------------------   -------------------
                                   1995       1994        1995      1994
                                ---------  --------   ---------  --------
INCOME DATA:

  Net income applicable to
    common shares               $  67,760  $ 17,324   $  83,353  $ 38,913
                                =========  ========   =========  ========

COMMON AND COMMON EQUIVALENT SHARES:

  Weighted average common
    shares                         86,127    85,932      86,107    85,889
  Equivalent common shares
    from stock options                220       195         202       236
  Equivalent common shares from
    conversion of preferred stock   7,899     7,899       7,899     7,899
                                ---------  --------   ---------  --------
  Common and common equivalent
    shares                         94,246    94,026      94,208    94,024
                                =========  ========   =========  ========

EARNINGS PER COMMON SHARE:

  Net income per common and
    common equivalent shares    $    0.72  $   0.18   $    0.88  $   0.41
                                =========  ========   =========  ========